UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2005

SILVER STAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-102930 (Commission File Number)	90-0220668 (IRS Employer Identification No.)

9595 Wilshire Blvd., Suite 900, Beverly Hills, California                     90212

(Address of principal executive offices)                                          (Zip Code)

(310) 477-2211

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c)).

Item 1.01.

Entry Into a Material Definitive Agreement.

Item 2.01.

Completion of Acquisition or Disposition of Assets.

On October 6, 2005, Silver Star Energy, Inc. (the "Company"), Blue Scorpion Energy Corp.(Blue Scorpion”), Dixon Oil & Gas Inc. (“Dixon”), and Transaction Oil & Gas Ventures Inc.(“Transaction” and together with Blue Scorpion, Dixon and the Company, the “Sellers”) entered into a Purchase and Sale Agreement (the "Agreement") with EnerMark Inc. (“EnerMark”).  Pursuant to the Agreement, which is attached hereto as Exhibit 10.14, the Sellers agreed to sell their respective petroleum and natural gas rights and other assets related to properties in the Joarcam area of Alberta, Canada (collectively, the “Assets”) to EnerMark for a total purchase price of CAD$4,208,000 in cash.  Based on the percentage and form of the Company’s interest in the Assets, the Company received 66.5% of the first CAD$3,350,000 of the purchase price paid, or [CAD$2,227,750], and no portion of the remaining CAD$858,000 of the purchase price.  The sale was completed on December 6, 2005.

William Scott Marshall, President and Director of Blue Scorpion, is also a director of the Company.

Item 9.01.

Financial Statements and Exhibits.

(b)

Pro forma financial information.

Silver Star Energy, Inc.

Proforma

Revised Statement of Operations

Absent Joarcam revenue and expenses

	For 12 Months		For Nine Months
	Ended December 31,		Ended September 30,

	2005	2004	2005	2004
	interim period		interim period
Revenue	$1,372,675	$0	$600,137	$0

Expenses:
Production costs	94,158	0	58,725	0
Consulting & Management fees	490,972	239,295	306,448	163,671
General & Administrative	666,735	746,438	389,687	552,326
Professional fees	152,499	107,230	83,496	84,174
Total Expenses	1,310,206	1,092,963	779,631	800,171

Other Income (Expense)
Gain (Loss) on disposal of assets	1,001,695		(3,237)
Interest expense	(207,748)	(24,688)	(166,199)	(1,830)

Net Income Loss	$ 856,416	$ (1,117,651)	$ (348,930)	$ (802,001)

Income (Loss) per common share	0.01	(0.01)	0.00	(0.01)

Weighted Average Shares Outstanding	85,021,035	92,005,715	85,021,035	94,252,550

(c)

Exhibits.

Exhibit No.

Description

10.1

Purchase and Sale Agreement, dated October 6, 2005, among the Company, Blue Scorpion Energy Corp., Dixon Oil & Gas Inc., Transaction Oil & Gas Ventures Inc. and EnerMark Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER STAR ENERGY, INC.

By:  /s/ Robert McIntosh

Name: Robert McIntosh

Title:  President

Dated: February 6th, 2006